Exhibit 99.1

AMERICREDIT ANNOUNCES EXTENSION OF REPURCHASE FACILITY

FORT WORTH, TEXAS August 16, 2007 - AMERICREDIT CORP. (NYSE: ACF) today announced the extension of its $500 million repurchase facility structured by Barclays Capital. AmeriCredit uses this facility to finance the repurchase of receivables from securitization transactions that have reached the 10% clean-up call. This facility, which matures in August 2008, provides for improved advance rates on upcoming borrowings based on the cumulative net losses of securitizations when called. AmeriCredit has total available warehouse commitments of $5.35 billion, of which $4.15 billion have maturities subsequent to June 2008.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has over one million customers and approximately $16 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

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Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
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